UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of Earliest Event Reported): May 19, 2005 (May 16, 2005)

RBS GLOBAL, INC.	REXNORD CORPORATION
(Exact Name of Registrant as Specified in Its Charter)	(Exact Name of Registrant as Specified in Its Charter)

Delaware	Delaware
(State of Incorporation or Organization)	(State of Incorporation or Organization)

333-102428	033-25967-01
(Commission File Numbers)

01-0752045	04-3722228
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

4701 Greenfield Avenue, Milwaukee, Wisconsin	53214
(Address of principal executive offices)	(ZIP Code)

(414) 643-3000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 16, 2005, Rexnord Corporation, a Delaware corporation and wholly-owned subsidiary of RBS Global, Inc. (“Rexnord” or the “Company”), entered into an agreement to amend and restate its senior credit facilities dated as of November 25, 2002, and previously amended on February 24, 2004, among the Company, RBS Global, Inc., various lenders party thereto, Deutsche Bank Trust Company Americas, as administrative agent, General Electric Capital Corporation and Wachovia Bank, National Association, as co-documentation agents, and Deutsche Bank Securities, Inc. and Credit Suisse First Boston as joint lead arrangers and joint book runners (the “Amended and Restated Credit Agreement”).  The Amended and Restated Credit Agreement provides for senior secured financing of up to $737 million, consisting of (a) a $587 million term loan facility that will mature December 31, 2011, (b) a $75 million revolving credit facility that will terminate in six years and (c) a $75 million uncommitted incremental term loan facility.  The revolving credit facility is available for, inter alia, the issuance of letters of credit for the Company’s account.  All borrowings are subject to the satisfaction of customary conditions, including the absence of a default and accuracy of representations and warranties.  The Company’s obligations under the agreement are guaranteed by RBS Global, Inc. and all of its domestic subsidiaries.  A portion of the proceeds from the Amended and Restated Credit Agreement have been used to fund the Company’s acquisition of The Falk Corporation as described in Item 2.01 below.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

As described in the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 8, 2005, Rexnord entered into a definitive agreement (the “Acquisition Agreement”) on April 5, 2005 to purchase The Falk Corporation (“Falk”) from Hamilton Sundstrand, a subsidiary of United Technologies Corporation, for $295 million, subject to certain adjustments.  On May 16, 2005, Rexnord completed the acquisition of Falk pursuant to the terms of the Acquisition Agreement.  The $295 million cash purchase price was funded with proceeds from its Amended and Restated Credit Agreement described above under Item 1.01.  Funds managed by Carlyle Investment Management L.L.C., an affiliate of the principal stockholder of RBS Global, Inc., are existing lenders in the syndicate and have increased their collective term loan holdings by $8.5 million in connection with the amendment to the Company’s credit facility described above in Item 1.01.  A copy of the press release announcing the consummation of this transaction is attached hereto as Exhibit 99.1 and is incorporated into this Item 2.01 by reference.

Pursuant to the terms of the Acquisition Agreement, Rexnord entered into an Assignment and Assumption Agreement, dated as of May 16, 2005, with Rexnord Industries, Inc., a Delaware corporation and wholly-owned subsidiary of Rexnord, whereby Rexnord agreed to assign all of its rights, title, interest and obligations in, to and under the Acquisition Agreement, among other things, to Rexnord Industries, Inc.

The foregoing descriptions of the Acquisition Agreement and the Assignment and Assumption Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are filed with this report as Exhibits 99.2 and 99.3, respectively, and incorporated into this Item 2.01 by reference.

As permitted by Item 9.01(a)(4) of Form 8-K, the Company has omitted the historical, pro forma and other financial information required to be filed with this Report pursuant to Item 9.01 and will file such information within the prescribed time period.

Forward-Looking Statements

Statements in this Report that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties.  These include economic and currency conditions, market demand, pricing and competitive and technological factors, among others, as set forth in the Company’s filings with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(c)                                  Exhibits

Exhibit No.	Description
99.1	Press Release dated May 16, 2005.
99.2	Stock Purchase Agreement, dated as of April 5, 2005, by and among Rexnord Corporation, Hamilton Sundstrand Corporation and The Falk Corporation.
99.3	Assignment and Assumption Agreement, dated as of May 16, 2005, by and between Rexnord Corporation and Rexnord Industries, Inc.

SIGNATURES

Pursuant to the requirements the Securities Exchange Act of 1934, the Co-Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REXNORD CORPORATION

	BY:	/s/ Thomas J. Jansen
Thomas J. Jansen
Date: May 19, 2005		Chief Financial Officer

Pursuant to the requirements the Securities Exchange Act of 1934, the Co-Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RBS GLOBAL, INC.

	BY:	/s/ Thomas J. Jansen
Thomas J. Jansen
Date: May 19, 2005		Chief Financial Officer